As filed with the Securities and Exchange Commission on July 1, 2004

File No. 333-112967

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

J.P. MORGAN CHASE & CO.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	13-2624428
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

270 PARK AVENUE, NEW YORK, NY 10017

(Address of Principal Executive Offices) (Zip Code)

BANK ONE CORPORATION STOCK PERFORMANCE PLAN

BANK ONE CORPORATION DIRECTOR STOCK PLAN

BANK ONE CORPORATION EMPLOYEE STOCK PURCHASE PLAN

BANK ONE CORPORATION SAVINGS AND INVESTMENT PLAN

(Full Title of the Plans)

ANTHONY J. HORAN, SECRETARY

J.P. MORGAN CHASE & CO.

270 PARK AVENUE, NEW YORK, NY 10017

(Name and Address of Agent For Service)

(212) 270-6000

(Telephone Number, Including Area Code, of Agent For Service)

COPIES OF ALL COMMUNICATIONS TO:

NEILA B. RADIN, ESQ.

J.P. MORGAN CHASE & CO.

270 PARK AVENUE, NEW YORK, NY 10017

This Post-Effective Amendment No. 1 covers shares of the Registrant’s common stock originally registered on its Registration Statement on Form S-4 (File No. 333-112967), to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of such Registration Statement on Form S-4. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Post-Effective Amendment No. 1 also covers an indeterminate amount of interests to be offered or sold pursuant to the Bank One Corporation Savings and Investment Plan described herein.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by JPMorgan Chase & Co. (“JPMorgan Chase” or the “Registrant”) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(c) Current Reports on Form 8-K filed on January 21, 2004, January 28, 2004, February 3, 2004, March 1, 2004, March 4, 2004, April 21, 2004, May 3, 2004, May 11, 2004, May 14, 2004, May 27, 2004, June 3, 2004, June 8, 2004 and June 15, 2004 (other than the portions of those documents not deemed to be filed); and

(d) The description of JPMorgan Chase’s common stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating that description.

In addition, the Annual Report on Form 11-K for the fiscal year ended December 31, 2003 filed with the Commission by the Bank One Corporation Savings and Investment Plan (the “Named Benefit Plan”) is incorporated herein by reference.

All documents filed by JPMorgan Chase or the Named Benefit Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Neila Radin, Esq., who is providing an opinion on the legality of the shares of the common stock being registered hereby, is a Senior Vice President and Associate General Counsel of JPMorgan Chase. In addition, Ms. Radin owns, and/or has options to acquire pursuant to JPMorgan Chase’s employee benefit plans, an aggregate of less than 1% of the outstanding shares of common stock of JPMorgan Chase.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The certificate of incorporation of JPMorgan Chase provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of JPMorgan Chase shall be personally liable to JPMorgan Chase or its stockholders for monetary damages for breach of fiduciary duty as a director.

JPMorgan Chase’s certificate of incorporation empowers JPMorgan Chase to indemnify any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

JPMorgan Chase’s certificate of incorporation also empowers JPMorgan Chase by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not JPMorgan Chase would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

In addition, JPMorgan Chase’s by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of JPMorgan Chase or, at the request of JPMorgan Chase, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all expenses incurred in advance of the final disposition of a proceeding paid by JPMorgan Chase. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

JPMorgan Chase’s by-laws also provide that JPMorgan Chase may enter into contracts with any director, officer, employee or agent of JPMorgan Chase in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the by-laws of JPMorgan Chase.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Document Description

4.1	Restated Certificate of Incorporation of J.P. Morgan Chase & Co. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of J.P. Morgan Chase & Co. (File No. 1-5805) for the year ended December 31, 2000)

4.2	By-laws of J.P. Morgan Chase & Co. as amended by the Board of Directors on March 16, 2004*

4.3	Form of Amendments to Restated Certificate of Incorporation and By-laws of J.P. Morgan Chase & Co. (included as Annex G to the joint proxy statement-prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-112967))*

5	Opinion of Neila B. Radin, Esq.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for J.P. Morgan Chase & Co.

23.2	Consent of Washington, Pittman & McKeever, LLC, independent registered public accounting firm for the Bank One Corporation Savings and Investment Plan

23.3	Consent of Neila B. Radin, Esq. (included in Exhibit 5)

24.1	Powers of Attorney

*	Previously filed.

The Registrant hereby undertakes that it will submit or has submitted the Named Benefit Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Named Benefit Plan under Section 401 of the Internal Revenue Code.

ITEM 9.	UNDERTAKINGS

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 1, 2004.

J.P. MORGAN CHASE & CO. (Registrant)

By:	*
	Name:	William B. Harrison, Jr.
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE

* (William B. Harrison, Jr.)	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

* (James Dimon)	Director, President and Chief Operating Officer

* (Hans W. Becherer)	Director

* (John H. Biggs)	Director

* (Lawrence A. Bossidy)	Director

* (Stephen B. Burke)	Director

* (James S. Crown)	Director

* (Ellen V. Futter)	Director

* (William H. Gray, III)	Director

* (Laban P. Jackson, Jr.)	Director

* (John W. Kessler)	Director

* (Robert I. Lipp)	Director

* (Richard A. Manoogian)	Director

* (David C. Novak)	Director

* (Lee R. Raymond)	Director

* (John R. Stafford)	Director

* (Dina Dublon)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* (Joseph L. Sclafani)	Executive Vice President and Controller (Principal Accounting Officer)

*	Anthony J. Horan hereby signs this Post-Effective Amendment No. 1 on behalf of each of the indicated persons for whom he is attorney-in-fact on July 1, 2004 pursuant to a power of attorney filed as an exhibit to this registration statement.

By:	/s/ ANTHONY J. HORAN
(Anthony J. Horan, Secretary)

THE PLANS. Pursuant to the requirements of the Securities Act of 1933, the trustee(s) (or other person(s) who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 1, 2004.

BANK ONE CORPORATION SAVINGS AND INVESTMENT PLAN (Plan)

By:	/s/ DONALD A . HOY
	Name:	Donald A. Hoy
	Title:	Secretary of Retirement Committee

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Restated Certificate of Incorporation of J.P. Morgan Chase & Co. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of J.P. Morgan Chase & Co. (File No. 1-5805) for the year ended December 31, 2000)

4.2	By-laws of J.P. Morgan Chase & Co. as amended by the Board of Directors on March 16, 2004*

4.3	Form of Amendments to Restated Certificate of Incorporation and By-laws of J.P. Morgan Chase & Co. (included as Annex G to the joint proxy statement-prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-112967))*

5	Opinion of Neila B. Radin, Esq.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for J.P. Morgan Chase & Co.

23.2	Consent of Washington, Pittman & McKeever, LLC, independent registered public accounting firm for the Bank One Corporation Savings and Investment Plan

23.3	Consent of Neila B. Radin, Esq. (included in Exhibit 5)

24.1	Powers of Attorney